Exhibit 10.1

VOTING, SUPPORT AND ROLLOVER AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of October 17, 2024, by and among Zodiac Purchaser, L.L.C., a Delaware limited liability company (“Parent”), Zodiac Holdco, L.L.C., a Delaware limited liability company and an indirect parent company of Parent (“TopCo”), Silver Lake Alpine II, L.P., a Delaware limited liability company (solely for purposes of Section 4.1(h) and Section 11.18), and the stockholders of Zuora, Inc. a Delaware corporation (the “Company”), listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”), and the Company.

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Zodiac Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger;

WHEREAS, as of the date hereof, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), which meaning will apply for all purposes of this Agreement; provided, that all options, warrants, restricted stock units and other convertible securities are included even if not exercisable within sixty (60) days of the date hereof) of the number of shares of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) and/or Class B common stock, par value $0.0001 per share, of the Company (the “Class B Common Stock”, together with Class A Common Stock, the “Company Stock”) as set forth next to such Stockholder’s name on Schedule A hereto, being all of the shares of Company Stock owned of record or beneficially by such Stockholder as of the date hereof (with respect to such Stockholder, the “Owned Shares”, and the Owned Shares together with such Stockholder’s Additional Shares, such Stockholder’s “Covered Shares”);

WHEREAS, the special committee of the Company Board established by the Company Board (the “Special Committee”) has unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the Company and the Unaffiliated Company Stockholders, (ii) recommended that the Company Board determine that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interest of the Company and the Unaffiliated Company Stockholders and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and (iii) recommended that, subject to approval by the Company Board, the Company Board submit the Merger Agreement to the Company’s stockholders entitled to vote thereon for adoption thereby and resolve to recommend that such stockholders adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger;

WHEREAS, the Company Board, upon the unanimous recommendation of the Special Committee, has unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (ii) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and (iii) directed that the Merger Agreement be submitted to the Company’s stockholders entitled to vote thereon for adoption thereby and resolved to recommend that such stockholders adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger;

WHEREAS, immediately prior to but contingent upon the Closing in accordance with the Merger Agreement, each Stockholder desires to transfer, contribute and deliver to TopCo the Rollover Shares (as defined below) held by such Stockholder in exchange for the issuance by TopCo to such Stockholder of a number of common units of TopCo (“TopCo Common Units”) and preferred units of TopCo (“TopCo Preferred Units” and, together with the TopCo Common Units, “TopCo Units”), as determined in accordance with this Agreement;

WHEREAS, it is the express purpose and intent of the parties that this Agreement constitutes an exception to a Transfer (as defined in Article V of the amended and restated certificate of incorporation of the Company (the “Charter”)) pursuant to clause (k)(vi) of such definition; and

WHEREAS, as an inducement and condition for Parent and Merger Sub to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement with respect to such Stockholder’s Covered Shares.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.          Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

“Additional Shares” means, with respect to a Stockholder, any additional shares of Company Stock that such Stockholder may acquire record and/or beneficial ownership of after the date hereof (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or issued upon the exercise of any options, the settlement of any restricted stock or other conversion of any convertible securities).

“Aggregate Rolled Value” means $70,000,000 or such greater amount determined in accordance with Section 4.1(i).

“Expiration Time” means the earlier to occur of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VIII thereof.

“Lien” means any lien, encumbrance, hypothecation, adverse claim, charge, mortgage, security interest, pledge or option, proxy, right of first refusal or first offer, preemptive right, deed of trust, servitude, voting agreement, voting trust, transfer restriction or any other similar restriction.

“Permitted Lien” means (i) any Lien arising under this Agreement, (ii) any applicable restrictions on transfer under the Securities Act of 1933 and (iii) with respect to Company Stock Options, Company RSUs or Company PSUs, any Lien created by the terms of any applicable Company Stock Plan or award agreement thereunder.

“Rolled Value” means, with respect to any Rollover Shares the aggregate amount of Merger Consideration that the holder of such Rollover Shares would have received as of the Effective Time if such Rollover Shares were converted into the right to receive the Merger Consideration in accordance with the Merger Agreement.

“Rollover Shares” means, with respect to any Stockholder, such number of Owned Shares with an aggregate Rolled Value for all Rollover Shares equal to the Aggregate Rolled Value.

“Transfer” means (a) any direct or indirect offer, tender, sale, assignment, exchange, encumbrance, pledge, hypothecation, dividend, distribution, disposition, loan or other transfer (whether voluntary or involuntary and including by merger, consolidation, statutory conversion, statutory domestication, transfer or continuance, share exchange, business combination, testamentary disposition, gift, operation of Applicable Law or otherwise), or entry into any option or other Contract, swap, arrangement, agreement or understanding with respect to any offer, tender, sale, assignment, exchange, encumbrance, pledge, hypothecation, dividend, distribution, disposition, loan or other transfer (whether voluntary or involuntary and including by merger, consolidation, statutory conversion, statutory domestication, transfer or continuance, share exchange, business combination, testamentary disposition, gift, operation of Applicable Law or otherwise), of any Covered Shares or any interest (including legal or beneficial) in any Covered Shares (in each case other than this Agreement), (b) the deposit of any Covered Shares into a voting trust, the entry into a voting agreement, arrangement, understanding or commitment (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney with respect to such Covered Shares, (c) the creation of any Lien, or the entry into any Contract, swap, arrangement, agreement or understanding creating any Lien, with respect to any Covered Shares (other than Permitted Liens), (d) the entry into any derivative or hedging arrangement with respect to any Covered Shares or any interest therein, (e) with respect to Covered Shares that are shares of Class B Common Stock, any other action that would constitute a Transfer (as defined in Article V of the Charter) of such shares or (f) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b), (c), (d) or (e) above; provided, that Liens on Covered Shares in favor of a bank or broker-dealer, in each case holding custody of Covered Shares in the ordinary course of business, shall not be considered a Transfer hereunder, provided that any transfer as a result of the exercise of remedies under such liens shall be deemed to be a Transfer.

2.         Agreement to Not Transfer the Covered Shares. Until the Expiration Time, each Stockholder agrees not to and to cause each of its Affiliates not to Transfer or cause or permit the Transfer of any of such Stockholder’s Covered Shares (except as provided in this Section 2), other than with the prior written consent of Parent; provided, however, that any Stockholder may, (a) with respect to Covered Shares that are shares of Class B Common Stock, Transfer any such Covered Shares to any Permitted Transferee of Stockholder (as defined in Section 5(g), Article V of the Charter), and (b) with respect to Covered Shares that are shares of Class A Common Stock, Transfer any such Covered Shares (i) by will or by operation of law or other Transfers for estate planning purposes, (ii) underlying such Stockholder’s Company Stock Options, Company RSUs and/or Company PSUs for the net settlement of such Company Options, Company RSUs and/or Company PSUs in order to satisfy any tax withholding obligation or to pay the exercise price of such Company Stock Options, (iii) to any stockholder, member or partner of any Stockholder which is an entity and under common control with such Stockholder, and (iv) to any Affiliate of Stockholder under common control with such Stockholder, in each case of clauses (a) and (b), only if such transferee of such Covered Shares, as a condition to such transfer, evidences in writing in a form reasonably satisfactory to Purchaser such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2 shall be null and void ab initio and of no effect whatsoever. If any involuntary Transfer of any of such Stockholder’s Covered Shares shall occur (including a sale by Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Covered Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, each Stockholder hereby authorizes the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares (and that this Agreement places limits on the voting and transfer of such Covered Shares). To the extent requested by Parent, each Stockholder shall promptly surrender or cause to be surrendered the certificate(s), if any, representing any Covered Shares owned beneficially or of record from time to time by the Stockholder so that the transfer agent of such Covered Shares may affix onto such certificate(s) an appropriate legend referencing the restrictions on transfer and ownership set forth in this Agreement. Each Stockholder further acknowledges and agrees that, with respect to any Covered Shares owned beneficially or of record by such Stockholder that are uncertificated, this Agreement shall constitute notice to such Stockholder of any legend that would be set forth on any certificate representing such Covered Shares if such Covered Shares were represented by a certificate. Each Stockholder agrees that it shall not, and shall cause its Affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) with respect to any securities in the Company for the purpose of opposing or competing with or taking any actions inconsistent with the Merger Agreement (it being understood that any agreements or arrangements with Parent or its Affiliates shall not result in a breach of this sentence).

3.           Agreement to Vote the Covered Shares.

3.1      Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement or recess thereof), and in connection with any request for an action by consent of the Company’s stockholders in lieu of a meeting, each Stockholder shall vote (including via proxy) or execute and deliver a consent with respect to, all of such Stockholder’s Covered Shares (or cause the holder(s) of record on any applicable record date to vote (including via proxy) or execute and deliver a consent with respect to all of such Stockholder’s Covered Shares):

 (a)     in favor of the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement;

 (b)       in favor of the approval of any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes present for there to be a quorum or for the approval and adoption of the Merger Agreement on the date on which such meeting is held; and

 (c)       against (i) any action, proposal, transaction or agreement that would reasonably be expected to result in any condition set forth in Article VII of the Merger Agreement not being satisfied prior to the Termination of the Merger Agreement or a breach of any covenant, representation or warranty, or any other obligation or agreement of such Stockholder under this Agreement, (ii) any Acquisition Proposal or any action or proposal in furtherance of any Acquisition Proposal, including, in each case, any Superior Proposal, without regard to the terms thereof, and (iii) any action, proposal, transaction or agreement that would change in any manner the voting rights of any shares of the Company (including, without limitation, any extraordinary corporate transaction, such as a merger, consolidation, amalgamation, plan or scheme of arrangement, share exchange, business combination, division, statutory conversion, statutory transfer, domestication or continuance or similar transaction,  any amendment, modification, supplement and/or restatement of the Company’s certificate of incorporation, bylaws or other organizational or governing documents, any sale, lease, sublease, exchange, license, sub-license, or other disposition of all or a material portion of the assets of the Company or any of its subsidiaries).

3.2      Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement or recess thereof), each Stockholder shall appear in person at such meeting or shall cause such Stockholder’s Covered Shares to be represented by proxy  and shall otherwise cause all of such Stockholder’s Covered Shares to be counted for the purposes of establishing a quorum at such meeting (or, with respect to any such Covered Shares that such Stockholder owns beneficially but not of record, such Stockholder shall cause the holder(s) of record of such shares  as of any applicable record date for determining such stockholders entitled to vote at the meeting to be represented in person or by such proxy at such meeting as provided herein and to be counted as present for purposes of establishing a quorum).   Each Stockholder hereby appoints Parent and any designee of Parent, and each of them individually, until the Expiration Time (at which time this proxy shall automatically be revoked), as its proxy and attorney-in-fact, with full power of substitution and re-substitution, to vote or act by written consent during the term of this Agreement with respect to the Covered Shares in accordance with Section 3.1 hereof in the event the Stockholder fails to comply with its obligation under this Agreement or attempts or purports to vote (or provide consent with respect to), or cause any other Person to vote or provide consent with respect to, the Stockholder’s Covered Shares in a manner inconsistent with the terms of this Agreement.  This proxy and power of attorney is given to secure the performance of the duties of the Stockholder under this Agreement.  The Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by the Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, and shall revoke any and all prior proxies granted by the Stockholder with respect to the Subject Shares.  The power of attorney granted by the Stockholder herein is a durable power of attorney and shall survive the bankruptcy, death or incapacity of the Stockholder.   The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

3.3      Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Time a Governmental Authority of competent jurisdiction enters an order restraining, enjoining or otherwise prohibiting the Stockholders from taking any action pursuant to Section 3.1 or Section 3.2, then the obligations of each Stockholder set forth in Section 3.1 or Section 3.2 shall be of no force and effect for so long as such order is in effect solely to the extent such order restrains, enjoins or otherwise prohibits such Stockholder from taking any such action.

4.           Rollover Transaction.

4.1     Rollover.  At the Rollover Closing (as defined below), upon the terms and subject to the conditions of this Agreement, each Stockholder and TopCo hereby agree to take the following actions:

 (a)      Each Stockholder shall transfer, contribute and deliver to TopCo the Rollover Shares held by such Stockholder, in each case, free and clear of any Liens (other than restrictions under the Securities Act and applicable state securities Laws) (the “Rollover Contribution”).

 (b)      Immediately after the Rollover Contribution, TopCo shall (i) transfer, contribute and deliver (or cause to be transferred, contributed and delivered) such Rollover Shares to Parent and (ii) issue to such Stockholder a number of TopCo Units that have a value (determined based on (A) the number TopCo Preferred Units issued multiplied by the price per TopCo Preferred Unit plus (B) the number of TopCo Common Units Issued multiplied by the price per TopCo Common Unit) equal to the Rolled Value of the Rollover Shares delivered by such Stockholder pursuant to the Rollover Contribution. The ratio of TopCo Preferred Units to TopCo Common Units issued to the Stockholders pursuant to this Section 4.1(b) shall be subject to Exhibit B.

 (c)      Each Stockholder acknowledges and agrees that such Stockholder shall not receive any cash payments under the Merger Agreement for the Rollover Shares delivered by such Stockholder pursuant to the Rollover Contribution, including the Merger Consideration or any payments under Section 2.06 of the Merger Agreement.

 (d)      No later than 30 days prior to the Closing, each Stockholder shall update Schedule B; provided that the aggregate Rolled Value of all Rollover Shares shall equal the Aggregate Rolled Value. Following completion of Schedule B, the Rollover Shares and their corresponding Rolled Value, with respect to each Stockholder, will be set forth on Schedule B. Tien Tzuo may update Schedule B (on behalf of himself and the other Stockholders) by written notice to TopCo up until the date falling 15 days prior to the Closing; provided that the aggregate Rolled Value of all Rollover Shares shall equal the Aggregate Rolled Value.

 (e)     The parties hereto intend that, for U.S. federal and applicable state and local income Tax purposes, the transfer of the Rollover Shares to TopCo by the Stockholders in exchange for TopCo Units, together with the contribution of cash or other property to TopCo by the other members of TopCo, shall be treated as a transaction described under Section 351(a) of the Code (and, for the avoidance of doubt, the sale of all Owned Shares (other than the Rollover Shares) to Parent by the Stockholders in exchange for cash shall be treated as a sale or exchange governed by Section 1001 of the Code). The parties hereto also intend that, for U.S. federal and applicable state and local income Tax purposes, TopCo’s contribution of the Rollover Shares down to Parent in exchange for units of Parent, together with the contribution of cash or other property, is treated as a transaction described under Section 351(a) of the Code.  The parties hereto shall report such transfers for U.S. federal and applicable state and local income Tax purposes in accordance therewith, and no party shall take any position inconsistent therewith unless required to do so pursuant to a determination under Section 1313(a) of the Code.

 (f)       Rollover Closing. Subject to the satisfaction (or waiver by the parties entitled to the benefit thereof) of the conditions set forth in Section 4.1(g), the closing of the transactions contemplated hereby (the “Rollover Closing”) will take place immediately prior to, but subject to the substantially simultaneous occurrence of, the Closing.

 (g)      Conditions to Obligations. The obligations of TopCo and the Stockholders to consummate the Rollover Closing shall be subject to the satisfaction (or waiver pursuant to the Merger Agreement) of all of the conditions to the consummation of the Merger as set forth in the Merger Agreement, other than Section 7.02(f) (Occurrence of CEO Rollover) of the Merger Agreement.

 (h)     Governance Agreements. The parties hereto shall negotiate in good faith and execute and deliver to the other parties hereto and other members of TopCo at the Rollover Closing, an amended and restated limited liability company agreement of TopCo reflecting the applicable terms set forth on Exhibit B, and such other governing, organizational or other applicable agreements or documents of TopCo that reflect the applicable terms set forth on Exhibit B hereto (collectively, the “Governance Agreements”); provided that, notwithstanding the foregoing, in the event that the Governance Agreements are not executed at the Rollover Closing, (i) TopCo and the Stockholders shall (and TopCo shall cause its other members to) enter into, execute and deliver the Governance Agreements as soon as reasonably practicable thereafter and (ii) to the extent applicable, the terms set forth on Exhibit B shall be binding on the parties until such time that such agreements are executed and delivered.

 (i)      Rollover Value. From the date hereof until October 31, 2024, the Stockholders (acting together) may give notice (the “Upsize Notice”) to the other parties hereto of their intention to increase the Aggregate Rollover Value by an amount up to $30,000,000 (the “Upsize”). Following receipt of the Upsize Notice, the Investors may, on written notice to the Stockholders given no later than 30 days following the date of the Upsize Notice and in their sole discretion, accept some or all of the Upsize and such amount shall be added to the Aggregate Rollover Value for the purposes of this Agreement.

5.           Waiver of Appraisal Rights and Certain Other Actions. Each Stockholder hereby irrevocably waives and agrees not to exercise any and all appraisal rights under Section 262 of the DGCL with respect to all of such Stockholder’s Covered Shares owned (beneficially or of record) by such Stockholder. In addition, each Stockholder hereby agrees not to commence or participate in (x) any class action with respect to Parent, Merger Sub, the Company or any of their respective Subsidiaries or successors, or (y) any legal action, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective Subsidiaries or successors, in each case: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) to the fullest extent permitted under Applicable Law, alleging a breach of any duty of the Company Board, the Special Committee, Parent or Merger Sub in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby; provided, that each Stockholder shall be entitled to participate in any class action (I) in which such Stockholder is not a named defendant and (II) such Stockholder did not directly or indirectly commence.

6.          Fiduciary Duties. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Stockholder’s Covered Shares. Without limiting the terms of the Merger Agreement in any respect, nothing in this Agreement shall in any way attempt to limit or affect any actions taken by any of the Stockholder’s or its Affiliates’ designee(s) or beneficial owner(s) serving on the Company Board (solely to the extent in any such director’s capacity as such) or any such Stockholder, solely to the extent in his or her capacity as a director, officer or employee of the Company or any of its Affiliates, from complying with his or her fiduciary obligations solely to the extent acting in such designee’s or beneficial owner’s capacity as a director, officer or employee of the Company. Without limiting the terms of the Merger Agreement in any respect, no action taken (or omitted to be taken) solely to the extent in any such capacity as a director, officer or employee shall be deemed to constitute a breach of this Agreement.

7.           Representations and Warranties of the Stockholder. Each Stockholder hereby represents and warrants to Parent that:

7.1      Due Authority. Such Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement and the other definitive documentations contemplated hereby. If an entity, such Stockholder is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable. The execution and delivery of this Agreement and the other definitive documentations contemplated hereby, the performance of such Stockholder’s obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been (or, in case of the other definitive documentations contemplated hereby, will at the Rollover Closing be) validly authorized, and, assuming the accuracy of the representations and warranties set forth in Section 8.2(b), no other consents or authorizations are required to give effect to this Agreement or the other definitive documentations contemplated hereby or the transactions contemplated hereby or thereby. This Agreement has been, and the other definitive documentations contemplated hereby will at the Rollover Closing be, duly and validly executed and delivered by such Stockholder, and this Agreement constitutes, and the other definitive documentations contemplated hereby will at the Rollover Closing constitute, a valid and binding obligation of such Stockholder enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Applicable Laws affecting or relating to creditors’ rights generally and equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. If such Stockholder is an individual and is married, and any of the Covered Shares or Rollover Shares constitute community property or spousal approval is otherwise necessary for this Agreement or any definitive documentation contemplated hereby to be legal, binding and enforceable, such Stockholder’s spouse has delivered with this Agreement a Spousal Consent in the form attached hereto as Exhibit A and this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, such Stockholder’s spouse, enforceable against such Stockholder’s spouse in accordance with its terms.

7.2    Ownership of the Covered Shares. (a) Such Stockholder is, as of the date hereof, the beneficial or record owner of such Stockholder’s Covered Shares, all of which are free and clear of any Liens, other than Permitted Liens, and (b) subject only to community property laws, if applicable, such Stockholder has sole voting power over all of such Stockholder’s Covered Shares and no person (other than such Stockholder and any person under common control with such Stockholder) has a right to acquire any of the Covered Shares held by such Stockholder. Such Stockholder has not entered into any agreement to Transfer any Covered Shares. As of the date hereof, such Stockholder does not own, beneficially or of record, any shares of Company Stock or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any shares of Company Stock or other voting shares of the Company) other than the Owned Shares, except as set forth on Schedule A.

7.3     Ownership of the Rollover Shares. As of immediately prior to the Rollover Closing, such Stockholder will hold, directly or indirectly, of record and beneficially own its respective Rollover Shares as set forth on Schedule B (as may be updated in accordance with this Agreement), free and clear of all Liens.  As of the date hereof and on the date of the Rollover Closing, such Stockholder will not be a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement or applicable Company employee equity plans) that could require, or restrict or impair the ability of, such Stockholder to sell, transfer, or otherwise dispose of any of its respective Rollover Shares.

7.4      No Conflict; Consents.

 (a)       The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement does not and will not: (i) violate any Applicable Laws applicable to such Stockholder or (ii) result in any breach of or constitute a default under any Contract or obligation to which such Stockholder is a party or by which such Stockholder is subject or (iii) if an entity, violate the certificate of incorporation, bylaws, operating agreement, limited partnership agreement or any equivalent organizational or governing documents of such Stockholder, in each case of clauses (i) through (iii), except for such violations, breaches or defaults as would not delay or impair in any respect the ability of such Stockholder to perform its obligations under this Agreement.

 (b)      No consent, approval, order or authorization of, or registration, declaration or, except as required under the HSR Act, any competition, antitrust and investment laws or regulations of any jurisdiction or by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

7.5      Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder that would reasonably be expected to prevent, materially delay or materially impair the ability of the Stockholder to perform its obligations under this Agreement.

7.6     Brokers. No broker, finder, financial advisor, investment banker or other agent is entitled to any brokerage, finder’s, financial advisor’s, investment banking or other similar fee or commission payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby based upon arrangements made by or, to the knowledge of such Stockholder, on behalf of such Stockholder.

7.7      Rollover Shares Unregistered. Such Stockholder has been advised by TopCo that:

 (a)      following the consummation of the Merger, the TopCo Units will not be registered under the Securities Act or under any state securities Law;

 (b)      such Stockholder must continue to bear the economic risk of the investment in the TopCo Units unless and until the offer and sale of such TopCo Units are subsequently registered under the Securities Act and all applicable state securities Laws or an exemption from such registration is available;

 (c)      following the consummation of the Merger, it is not anticipated that there will be any public market for the TopCo Units in the foreseeable future; and

 (d)     following the consummation of the Merger, a notation shall be made in the appropriate records of the applicable entity indicating that the TopCo Units are subject to restrictions on transfer and, if the applicable entity should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the TopCo Units.

7.8      Investment Representation.

 (a)      such Stockholder’s financial situation is such that such Stockholder can afford to bear the economic risk of holding the Rollover Shares for an indefinite period of time, has adequate means for providing for such Stockholder’s current needs and personal contingencies, and can afford to suffer a complete loss of such Stockholder’s investment in the Rollover Shares;

 (b)       such Stockholder’s knowledge and experience in financial and business matters are such that such Stockholder is capable of evaluating the merits and risks of the continued investment in the TopCo Units;

 (c)     such Stockholder has been given the opportunity to ask questions of, and to receive answers from, TopCo and its representatives concerning TopCo, Parent, Merger Sub, the Transaction and the other transactions contemplated by the Merger Agreement and the terms and conditions of the waiver of the right to receive cash consideration for the TopCo Units in connection with the Merger;

 (d)     such Stockholder holds the applicable Rollover Shares, and will holder the TopCo Units, for such Stockholder’s own account, not as nominee or agent, and not with a view to the resale or distribution thereof;

 (e)      such Stockholder understands that, following the Closing, the consolidated total indebtedness of the Company Entities and their Subsidiaries may be significantly greater than the consolidated total indebtedness of the Company Entities and their Subsidiaries prior to the Closing Date;

 (f)      such Stockholder is (i) an “accredited investor” within the meaning of Rule 501(a) under the Securities Act or (ii) an entity in which all equity owners are “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act;

 (g)     nothing contained in this Agreement shall be deemed to obligate TopCo, Parent or any of their respective Affiliates to employ such Stockholder in any capacity whatsoever or to prohibit or restrict TopCo, Parent or any of their respective Affiliates, from terminating the employment of such Stockholder at any time or for any reason whatsoever, with or without cause (subject to any terms of employment contained in any separate agreement between TopCo, Parent or any of their respective Affiliates and such Stockholder) or as set forth on Exhibit B.

8.           Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder that:

8.1      Due Authority. Parent has the full power and capacity to make, enter into and carry out the terms of this Agreement and the other definitive documentations contemplated hereby. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement and the other definitive documentations contemplated hereby, the performance of Parent’s obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereunder has been (or, in case of the other definitive documentations contemplated hereby, will at the Rollover Closing be) validly authorized, and assuming the accuracy of the representations and warranties set forth in Section 7.4(b), no other consents or authorizations are required to give effect to this Agreement or the other definitive documentations contemplated hereby or the transactions contemplated by this Agreement or the other definitive documentations contemplated hereby. This Agreement has been, and the other definitive documentations contemplated hereby will at the Rollover Closing be, duly and validly executed and delivered by Parent, and this Agreement constitutes, and the other definitive documentations contemplated hereby will at the Rollover Closing constitute, a valid and binding obligation of Parent enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Applicable Laws affecting creditors’ rights and remedies generally.

8.2      No Conflict; Consents.

 (a)      The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement does not and will not: (i) violate any Applicable Laws applicable to Parent, or (ii) result in any breach of or constitute a default under any Contract or obligation to which Parent is a party or by which Parent is subject, or (iii) violate the certificate of incorporation, bylaws, operating agreement, limited partnership agreement or any equivalent organizational or governing documents of Parent, in the case of each of clauses (i) through (iii), except for such violations, breaches or defaults as would not prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement.

 (b)      No consent, approval, order or authorization of, or registration, declaration or, except as required under the HSR Act, any competition, antitrust and investment laws or regulations of any jurisdiction or by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.

8.3      Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of Parent, threatened against or affecting Parent that would reasonably be expected to prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement.

8.4      Business Activities. TopCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Merger Agreement, has engaged in no other business activities or operations other than (i) as contemplated by this Agreement, the Merger Agreement and matters ancillary thereto or related to the Merger contemplated by this Agreement and the Merger Agreement or (ii) such activities or operations that would not materially delay or materially impair the consummation of the transactions contemplated hereby.

9.           No Solicitation.

9.1     Subject in all cases to Section 6, each Stockholder agrees that it will not take, and will cause its Affiliates (which, for the avoidance of doubt, shall not include the Company or its Subsidiaries or its or their Representatives) not to take, any action that the Company, its Subsidiaries or their respective Representatives are prohibited from taking pursuant to Section 6.02 of the Merger Agreement.  Without limiting the foregoing, until the date that is three (3) months following any termination of the Merger Agreement, each Stockholder agrees that it will not engage in any discussions with respect to, vote for, consent to or otherwise support any Acquisition Proposal (including any Superior Proposal) if the transaction contemplated by such Acquisition Proposal is one in which Tien Tzuo or any of the other Stockholders may be viewed as conflicted, including by participating as a rollover investor, unless such transaction is conditioned ab initio on, in addition to any other vote required, (i) the approval and recommendation to the Company Board by the Special Committee and (ii) subject to a non-waivable approval of a majority of the voting power of disinterested stockholders of the Company entitled to vote thereon.

9.2      Each Stockholder covenants and agrees that, except for this Agreement, until the Expiration Time, the Stockholder shall not, and shall not permit any Person under the Stockholder’s control, to (x) enter into, any voting agreement or voting trust with respect to any Covered Shares, or (y) except as expressly set forth herein, grant a proxy, consent or power of attorney with respect to any Covered Shares.

10.         Proxy Statement; SEC Filings and Schedule 13D. Each Stockholder will provide information reasonably requested by the Company in connection with the preparation of any SEC filing (including the Proxy Statement and Schedule 13e-3 that Parent or the Company is required to make in connection with the Merger (including any amendment or supplement thereto, the “SEC Filings”).  To the knowledge of each Stockholder, the information supplied by such Stockholder for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13e-3 or any other SEC Filing will not, at the time that such information is provided, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Promptly after the execution of this Agreement, Parent and the Stockholders shall cooperate to prepare and file with the SEC one or more disclosure statements on Schedule 13D or amendments or supplements thereto, as applicable (such disclosure statements, including any amendments or supplements thereto, the “Schedule 13Ds”) relating to this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby. Parent shall (i) provide the Stockholders and the Stockholders’ counsel a reasonable opportunity to review drafts of the SEC Filings prior to filing the SEC Filings with the SEC and (ii) consider in good faith all comments thereto reasonably proposed by the Stockholders, their outside counsel and other Representatives. Parent and the Stockholders shall (A) provide each other and their respective counsel a reasonable opportunity to review drafts of the Schedule 13Ds prior to filing the Schedule 13Ds with the SEC and (B) consider in good faith all comments thereto reasonably proposed by the other parties, their outside counsel and their other Representatives, it being understood that failure to provide such prior review or to incorporate any comments shall not in any way limit or preclude Parent or the Stockholders, as applicable, from amending any such Schedule 13D.  The Stockholders will reasonably assist and cooperate with Parent in the preparation, filing and distribution of the Proxy Statement, the Schedule 13e-3 and any other SEC Filings and the resolution of any comments thereto received from the SEC.

11.          Miscellaneous.

11.1   No Ownership Interest. Except as expressly provided in Section 4 with respect to the Rollover Shares following the consummation of the Rollover Closing, nothing contained in this Agreement shall be deemed to vest in Parent any direct, indirect or beneficial ownership or incidence of ownership of or with respect to the Covered Shares. Without limiting this Agreement in any manner, rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct any Stockholder in the voting or disposition of any of the Covered Shares, except as expressly provided herein. Parent and each Stockholder acknowledge and agree that this Agreement constitutes, for the purposes of Article V of the Charter, a voting agreement to which the Company is a party.

11.2     Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Company Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Company Common Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

11.3    Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto. No waiver by any party of its rights hereunder shall be effective against such party unless the same shall be in writing.  No waiver by any party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

11.4     Expenses. Except as otherwise provided, all costs and expenses incurred in connection with this Agreement shall be paid by the party hereto incurring such cost or expense.

11.5    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 11.5):

 (i)        if to the Stockholders, to:

 c/o the Company

 Attention:

 Email:

  with a copy (which shall not constitute notice) to:

 Sullivan & Cromwell LLP
 125 Broad St
 New York, NY 10004

 Attention:   Melissa Sawyer
  Peter Jones

 Email:         sawyerm@sullcrom.com
   jonesp@sullcrom.com

 (ii)       if to Parent or TopCo, to:

 Silver Lake
 2775 Sand Hill Road
 Suite 100
 Menlo Park, CA 94025
 Attention:
 Email:

 with a copy to:

 Silver Lake
 55 Hudson Yards
 40th Floor
 New York, NY 10001
 Attention:
 Email:

 with a copy (which shall not constitute notice) to:

 Simpson Thacher & Bartlett LLP
 425 Lexington Avenue
 New York, NY 10017
 Attention:   Elizabeth A. Cooper
  Louis Argentieri
 Email:         ecooper@stblaw.com
  louis.argentieri@stblaw.com

 (iii)          if to Company, to:

 Zuora, Inc.
 101 Redwood Shores Parkway
 Redwood City, CA 94065
 Attention:
 Email:

with a copy (which shall not constitute notice) to:

 Goodwin Procter LLP
 620 Eighth Avenue
 New York, New York 10018

 Attention:   Joshua M. Zachariah
      Michael R. Patrone
         James Ding
 Email: jzachariah@goodwinlaw.com
  mpatrone@goodwinlaw.com
  jding@goodwinlaw.com

 and

 Freshfields Bruckhaus Deringer US LLP
 3 World Trade Center
 175 Greenwich Street
 New York, NY 10007
 Attention:   Ethan A. Klingsberg
  Sarah K. Solum
  Steven Y. Li
 Email: ethan.klingsberg@freshfields.com
  sarah.solum@freshfields.com
             steven.li@freshfields.com

11.6     Enforcement; Exclusive Jurisdiction.

 (a)      The rights and remedies of the parties hereto shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

 (b)      In addition, each of the parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts (as defined below)) in any Proceeding relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 11.5 or in such other manner as may be permitted by applicable Law, and nothing in this Section 11.6 will affect the right of any party hereto to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Proceeding arising in connection with this Agreement or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Proceeding in the Chosen Courts or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it shall not bring any Proceeding relating to this Agreement or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of Parent and the Stockholders agrees that a final judgment in any Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

11.7    Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY HERETO MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MERGER. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.7.

11.8     Documentation and Information.

 (a)    Each Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of such Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), and any other information that Parent or the Company reasonably determines is required to be disclosed by Applicable Law, in any press release, the Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. Each Stockholder acknowledges that Parent, Merger Sub and the Company, in Parent’s or the Company’s sole discretion, as applicable, may file this Agreement or a form hereof with the U.S. Securities and Exchange Commission (the “SEC”) or any other Governmental Authority. Such Stockholder agrees to promptly give Parent and the Company any information they may reasonably request for the preparation of any such disclosure documents.

 (b)      If applicable and to the extent required under Applicable Law, such Stockholder shall promptly and in accordance with Applicable Law amend their Schedule 13D or Schedule 13G filed with the SEC to disclose this Agreement.

11.9   Further Assurances. Each Stockholder agrees, from time to time, at the reasonable request of Parent and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonable required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

11.10  Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

11.11   Reliance. Each Stockholder has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and the Stockholder’s Representatives have had the full right and opportunity to consult with the Stockholder’s attorney, to the extent, if any, desired, they availed themselves of this right and opportunity, they have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by its counsel, they are fully aware of the contents thereof and its meaning, intent and legal effect, that the Stockholder’s signatory hereto is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.  Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

11.12   Interpretation. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified. The parties agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

11.13  Assignment; Third Party Beneficiary. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Applicable Law or otherwise) without the prior written consent of the other parties, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns; provided that the Company is an express third party beneficiary of Section 4.1(a) and may specifically enforce the Rollover Contribution at the Rollover Closing on the terms and subject to the conditions set forth in this Agreement.

11.14   Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, is not affected in a manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.  Without limiting the foregoing, if any term or other provision of this Agreement would cause an automatic conversion of any of the Covered Shares from Class B Common Stock to Class A Common Stock pursuant to Article V, Section 2 of the Charter, such term or provision shall be severed from this Agreement, null and void ab initio and of no effect whatsoever, with the express purpose and intent that no such conversion shall be deemed to have occurred by virtue of the execution, delivery or performance of this Agreement.

11.15  Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.

11.16  Governing Law. This Agreement and all actions, proceedings, causes of action, claims or counterclaims (whether based on contract, tort, statute or otherwise) based upon, arising out of or relating to this Agreement or the actions of Parent or any Stockholder in the negotiation, administration, performance and enforcement hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with the Applicable Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Applicable Laws, including any statutes of limitations, of any jurisdiction other than the State of Delaware.

11.17  Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 11.17 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

11.18  No Recourse. All claims, obligations, liabilities and causes of action based upon, in respect of, arising under, by reason of, in connection with, or relating in any manner to this Agreement may be made only against (and are those solely of) the Persons that are expressly identified as parties in the preamble and signatories to this Agreement (the “Contracting Parties”).  No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative, financing source, heir or assignee of, or any financial advisor or lender to, or successor to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative, financing source, heir or assignee of, or any financial advisor or lender to, or successor to, any of the foregoing (collectively, “Nonparty Affiliates”), shall have any liability, obligations, claims or causes of action based upon, in respect of, arising under, by reason of, in connection with, or relating in any manner to this Agreement, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of any party hereto or otherwise, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates.  Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made by a Nonparty Affiliate in, in connection with, or as an inducement to this Agreement.

11.19  Termination. This Agreement shall automatically terminate without further action by any of the parties hereto and shall have no further force or effect as of the earlier to occur of (a) the Expiration Time, or (b) with respect to any Stockholder, the election of such Stockholder in its sole discretion to terminate this Agreement following any amendment of any term or provision of the original unamended Merger Agreement dated as of the date hereof that reduces the amount or changes the form or type of Merger Consideration (other than, for the avoidance of doubt, adjustments in accordance with the terms of the Merger Agreement or any increase in the Merger Consideration), materially reduces, or imposes any material conditions, requirements or restrictions on, a Stockholder’s right to receive the consideration payable to such Stockholder under the Merger Agreement in accordance with the terms thereof; provided that (i) the last sentence of Section 9.1 shall survive until the date that is three (3) months following the termination of the Merger Agreement and (ii) the provisions of this Section 11 (except for Section 11.8(b)) shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination; provided, however, that in no event shall any Stockholder have any liability for any monetary damages resulting from a breach of this Agreement other than in connection with a willful breach of this Agreement by such Stockholder.

11.20   Special Committee Approval. For all purposes hereunder, the Company (prior to the Effective Time) and the Company Board, as applicable, shall act, including with respect to the granting of any consent, permission or waiver or the making of any determination, only as directed in writing by the Special Committee or its designees. The Special Committee (and, for so long as the Special Committee is in existence, only the Special Committee) may pursue any action or litigation with respect to breaches of this Agreement on behalf of the Company.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

ZODIAC PURCHASER, L.L.C.

By:	Zodiac Guarantor, L.L.C., its managing member

By:	Zodiac Holdco, L.L.C., its managing member

By:	Silver Lake Alpine Associates II, L.P., its managing member

By:	SLAA II (GP), L.L.C., its general partner

By:	Silver Lake Group, L.L.C., its managing member

By:	/s/ Joseph Osnoss
Name:	Joseph Osnoss
Title:	Managing Director

TOPCO:

ZODIAC HOLDCO, L.L.C.

By:	Silver Lake Alpine Associates II, L.P., its managing member

By:	SLAA II (GP), L.L.C., its general partner

By:	Silver Lake Group, L.L.C., its managing member

By:	/s/ Joseph Osnoss
Name:	Joseph Osnoss
Title:	Managing Director

SILVER LAKE ALPINE II, L.P., solely for purposes of Section 4.1(h) and Section 11.18

By:	Silver Lake Alpine Associates II, L.P., its general partner

By:	SLAA II (GP), L.L.C., its general partner

By:	Silver Lake Group, L.L.C., its managing member

By:	/s/ Joseph Osnoss
Name:	Joseph Osnoss
Title:	Managing Director

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

TIEN TZUO

By:	/s/ Tien Tzuo
Name: Tien Tzuo

70 THIRTY TRUST

By:	/s/ Tien Tzuo
Name:	Tien Tzuo
Title:	Trustee

NEXT LEFT TRUST

By:	/s/ Tien Tzuo
Name:	Tien Tzuo
Title:	Trustee

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ZUORA, INC.

By:	/s/ Tien Tzuo
Name: Tien Tzuo
Title: Chief Executive Officer

Schedule A

Stockholder	Shares of Company Common Stock	Company Stock Options / Company RSUs
The Next Left Trust	640,542 Class B Common Stock	-
70 Thirty Trust	7,698,605 Class B Common Stock	-
Tien Tzuo	63,312 Class A Common Stock	362,406 Class B Common Stock Options/RSUs/PSUs 3,087,408 Class A Common Stock Options/RSUs/PSUs

Schedule B

ROLLOVER SHARES1

Stockholder	Class of Shares	Number of Shares	Rolled Value of Shares[2]

1 Tien Tzuo to designate Rollover Shares in accordance with Section 4.1(d).
2 Based on Merger Consideration.

Exhibit A

Spousal Consent

I, [___], spouse of [___], acknowledge that I have read the Voting and Support Agreement, dated as of [___], 2024, to which this Consent is attached as Exhibit A (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding the voting and transfer of shares of capital stock of the Company that my spouse may own, including any inter-est I might have therein.

I hereby agree that my interest, if any, in any shares of capital stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated:
Signature of Spouse

Address of Spouse:

Telephone:
Email:

Exhibit B

ROLLOVER EQUITY TERM SHEET

[Omitted.]